Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207286 on Form S-3 and Registration Statement No. 333-200219 on Form S-8 of our reports dated March 15, 2016, relating to the financial statements of Veritiv Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the July 1, 2014 merger with UWW Holdings, Inc. and allocations of certain corporate costs from International Paper Company for periods prior to July 1, 2014), and the effectiveness of Veritiv Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Veritiv Corporation for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
March 15, 2016